EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Sankyo Pharma, Inc.
Cygnus Corporate Communications	Patti Bifulco, Hill and Knowlton
(650) 369-4300 www.cygn.com	212-885-0494

FOR IMMEDIATE RELEASE

Sankyo Increases Milestone Payments to $25 Million for Cygnus’ GlucoWatch® Biographer in an Expanded Sales, Marketing and Distribution Agreement

Redwood City, CA – July 9, 2002 – Cygnus, Inc. (Nasdaq: CYGN) and Sankyo Pharma Inc., a wholly owned subsidiary of Sankyo Co., Ltd., a $4.5 billion Japanese pharmaceutical company, today announced that Sankyo Pharma Inc. will make additional milestone payments of $15 million to Cygnus, Inc., bringing total milestone payments to $25 million, as part of a revised sales, marketing and distribution agreement for the GlucoWatch® Biographer in the United States. In addition to promoting the GlucoWatch® Biographer to health care professionals, Sankyo will become responsible for marketing, managed care and government contracting, and distribution of the product.

“We are delighted that Sankyo is significantly expanding their responsibilities and investment, demonstrating our shared belief in the value of the GlucoWatch Biographer,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “Sankyo is a first-class commercial organization that has the infrastructure, resources and capabilities to accelerate the market success of this breakthrough glucose monitoring technology. The $15 million infusion of cash will be useful to support the ramp-up of our inventory and to continue advancing our technology platform. We believe we have a substantial technological and market lead in this new segment of continuous glucose monitoring and we plan to focus our research and development efforts to increase this lead.”

Under the new agreement, Sankyo will provide significant resources in support of the marketing, managed care and government contracting, distribution and promotion of the GlucoWatch Biographer product line in the United States.

The new arrangement provides that Sankyo is committed to:

•                  double the size of its specialty sales force to 100 representatives,

•                  begin utilizing its large national primary care sales force for promotion of the GlucoWatch Biographer,

•                  devote additional managed care resources to support reimbursement activities,

•                  manage distribution for specialty distributors and retail channels, and

•                  assume responsibility for marketing programs and expenditures

“The GlucoWatch Biographer is an exciting and unique technology that will improve patient care,” stated Joe Pieroni, President of Sankyo Pharma Inc. “Our experience with health care professionals, managed care organizations, and Biographer owners has confirmed our belief that the GlucoWatch Biographer can make a significant difference in the lives of people with diabetes. We believe Cygnus’ continuous glucose monitoring technology will serve a growing segment of the glucose monitoring market. This has led to Sankyo’s desire to increase its involvement with the GlucoWatch Biographer.”

In November 2001, Cygnus and Sankyo announced a co-promotion agreement in which Sankyo would be primarily responsible for promoting the GlucoWatch Biographer to health care professionals and Cygnus would be responsible for marketing, distribution and customer service, as well as for research and development, regulatory and clinical activities. Sankyo paid Cygnus a total of $10 million in milestones in accordance with the original agreement. The GlucoWatch Biographer was available for sale on April 15, 2002 in the United States. The new 12-year agreement transfers marketing and distribution responsibilities from Cygnus to Sankyo. Of the additional $15 million in milestone payments Cygnus may receive, $12.5 million will be paid at signing of the revised agreement and $2.5 million will be paid upon FDA approval for use of the Biographer in children and adolescents (ages 7 to 17). Sankyo will receive an increased percentage of net sales as a result of the additional responsibilities it has assumed. Cygnus anticipates a reduction in expenses of more than $35 million over the next three calendar years as a result of transferring marketing and distribution expenditures to Sankyo, and associated Cygnus restructuring.

The GlucoWatch Biographer is the first and only glucose monitoring system that provides readings frequently, automatically and non-invasively, up to three times an hour, for up to twelve hours, day or night. The Biographer is a glucose monitoring device designed to detect trends and track patterns in glucose levels in adults (ages 18 and older) with diabetes. This device is intended for use by patients at home and in health care facilities. It is for prescription use only. The Biographer is intended for use as an adjunctive device to supplement, not replace, information obtained from standard home glucose monitoring devices. The GlucoWatch Biographer is indicated for use in detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions. Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time.

The GlucoWatch Biographer differs from other glucose monitoring systems in several ways. It is non-invasive, collecting glucose through the skin, not from blood. It automatically measures and displays glucose levels and detects trends and patterns in glucose levels, as opposed to a single, discrete reading. It has alert systems to inform users when glucose levels are too high, too low or declining rapidly. The Biographer also stores up to 4,000 glucose values in an electronic diary that can be reviewed at the touch of a button or uploaded into a software program to enable detailed analysis of glucose fluctuations.

Sankyo Pharma Inc. is dedicated to developing and marketing innovative pharmaceutical products for the U.S. market. Sankyo has operations in New York and New Jersey, and a Research Institute in California. A national sales force promotes Sankyo Pharma Inc. products, and they are supported by dedicated managed care and field-based medical personnel. Sankyo Pharma Inc. launched WelChol® (colesevelam HCI), a non-systemic lipid-lowering agent, in September 2000. In less than 12 months after launch, WelChol vaulted to the number one position in its class, with first full-year sales exceeding $90 million in 2001. In April of this year, the U.S. Food and Drug Administration (FDA) granted marketing approval to Sankyo Pharma Inc. for

Benicar™ (olmesartan medoxomil), a new angiotensin II receptor blocker for the treatment of hypertension. Detailed information about Sankyo Pharma Inc. is available at www.sankyopharma.com.

Sankyo Pharma Inc.’s parent company, Sankyo Co., Ltd. of Tokyo, is Japan's second largest pharmaceutical company, with annual worldwide sales of $4.5 billion. Sankyo has a long history of discovering new classes of drugs, including the statin class of lipid lowering drugs, with its discovery of the first statin, mevastatin, and the co-discovery of lovastatin, the first statin therapy to be marketed. Additionally, Sankyo discovered, co-developed and manufactures pravastatin. Sankyo independently markets pravastatin throughout the world and through its licensee, Bristol-Myers Squibb. Pravastatin is marketed as Pravachol® (Bristol-Myers Squibb Company, New York, NY) in the United States.

Cygnus, Inc. is engaged in the development, manufacture and marketing of new and improved glucose monitoring devices. Cygnus' products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Cygnus' first approved product, called the GlucoWatch® Biographer, and its second-generation product are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States. Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement. More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling Cygnus' toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

CONFERENCE CALL: 10 a.m. Pacific Time, Tuesday, July 9, 2002.

Cygnus will hold a conference call between Cygnus management and certain investors to discuss the expansion of its relationship with Sankyo Pharma Inc. Interested parties can join a live webcast of the call at http://www.firstcallevents.com/service/ajwz361524240gf12.html. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software, if needed. The minimum requirement to listen to the broadcast is at least a 28.8 Kbps connection to the Internet and RealPlayer software, downloadable free from http://www.real.com/realone/index.html. If you experience problems listening to the broadcast, visit http://www.firstcallevents.com/webcastHelpPage.html or send an email to webcastsupport@tfprn.com. If you are unable to participate during the live webcast, the call will be archived on Cygnus’ corporate website for a limited time. Please visit http://www.cygn.com. To access the replay, click on the Web Cast icon on the home page. The call will also be archived at http://www.prnewswire.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus' plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus' ability to manufacture and scale-up commercially the GlucoWatch Biographer, Cygnus' plans for commercialization alliances, Cygnus' ability to achieve market acceptance of the GlucoWatch Biographer, and Cygnus' plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus' actual results to differ from Cygnus' current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.

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